Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY PROVIDES OPERATIONAL UPDATE AND

REVIEW OF FOURTH QUARTER AND FISCAL YEAR 2017 OPERATIONS

▪	Average 2017 daily production increased 350% year over year to 1,575 Boepd

▪	Total production during 2017 was 575,229 net Boe, an increase of 350% year over year
▪	Average 4Q17 daily production increased 206% to 1,925 Boepd from 4Q16
▪	Net Acreage increased by over 100% year over year to ~16,000 net acres, with ~8,800 net acres added in 2017
▪	Increased proved reserves by over 950% during 2017

▪	Midstream solution expected fully operational in March 2018

SAN ANTONIO, TEXAS – March 8, 2018 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and southeastern New Mexico, today announced an operational update and review of fourth quarter and fiscal year 2017 operations.

“The last year in 2017 has been a very transformational one for Lilis. We positioned ourselves as a pure play Delaware Basin operator with a substantial, contiguous net acreage base currently with ~16,000 net acres. We expect to be at ~19,000 net acres by the end of the first quarter in 2018, upon completion of our announced acquisition. More importantly, our acreage has been acquired at very attractive acreage costs, substantially below implied acreage valuations in the public market for comparable companies. Lilis has drilled some of the most prolific wells in the Delaware Basin to date, including some of the highest IP rates per 1,000 ft. of lateral length in the basin. The Company has also substantially strengthened its financial position to support our drilling program and to complete announced acquisitions,” said Ron Ormand, Executive Chairman.

“We continue to make strong operational and strategic progress and are reviewing all elements of our cost structure. We expect substantial improvements in capital efficiency and operating costs in 2018. Our midstream system is expected to be fully operational in March 2018, which will allow us to flow our wells unconstrained and accelerate our completions program. Thus, we expect our production to reach approximately 5,000 Boepd in March,” Mr. Ormand continued.

“Our development plan in 2017 focused on proving out the Wolfcamp B in our acreage and accumulating a sizable net contiguous acreage position in the Delaware Basin. Our focus in 2018 will be more on delineation and de-risking of our acreage, both geographically and geologically. We plan to move farther east on our acreage in addition to targeting various geological formations including the Wolfcamp XY, Wolfcamp A and the Bone Springs. Our 2018 plan will include 14 gross / 11 net operated wells drilled, including drilling a minimum of three longer lateral wells with an expected 2018 exit rate of 7,500 Boepd. With substantial delineation, a comprehensive midstream solution in place and a strong financial position, management believes the Company is well positioned to deliver continued growth in shareholder value,” Mr. Ormand concluded.

2018 Plan highlights:

▪	Focus on geological and geographical delineation of our acreage position

▪	Expect to surpass 20,000 net acres in the Delaware Basin

▪	Drill schedule for 2018 focused on developing additional benches including the Wolfcamp A, B, XY and Bone Springs

▪	Currently operating a two rig drilling program in the Delaware Basin targeting 14 gross / 11 net wells

▪	Fully funded 2018 D&C capital expenditure program of ~ $100 million

▪	Estimated 2018 exit rate production of ~7,500 Boepd

2017 Leasehold Activity

▪	Added ~8,800 net contiguous / overlapping acres located in the core of the Delaware Basin, generating over 100% annual increase

▪	Approximately 16,000 net acres at the end of 2017, and expect to be at ~19,000 net acres by the end of March 2018 upon completion of announced acquisition

▪	Acreage acquisition pipeline remains very active with 1,000 – 1,500 net acres
▪	Over 1,000 net potential horizontal well locations - ~400 net locations supporting longer laterals

The increase in the Company’s acreage position was accomplished through an active leasing program and bolt-on acquisitions. The Company remains focused on making accretive acquisitions as evidenced by the most recent acquisition announcement of approximately 2,798 net acres in Lea County, NM. The acquisition will enhance the Company’s current acreage position, increase the operatorship and working interests in this area and expands drilling inventories with the ability to drill longer laterals. The Company continues to remain focused on coring up its existing position, gaining additional operational control and expanding its core assets in the Delaware Basin. However, the Company expects that acreage acquisition activity will be substantially reduced in 2018 with the focus being on increasing working interest and selectively expanding its footprint.

Production Update

*BOE/D based on three-stream production to account for liquids rich gas uplift.

For the fourth quarter of 2017, Lilis Energy’s average daily-realized sales were 1,925 net BOEPD (81% liquids). Based on wellhead producing potential, estimated producing potential was ~2,494 net Boepd for the quarter. The realized production level reflected the impact of substantial curtailment issues experienced during the transition to the Company’s new midstream provider. The Company expects curtailment issues to be resolved once the midstream system is fully operational, which is anticipated in March 2018. Thus, the Company expects to reach 5,000 Boepd in production in March 2018, following the full installation of this midstream system.

Production Curtailment Overview

Delaware Basin Well Results and 2018 Plan

Lilis has drilled and successfully completed eight operated horizontal Wolfcamp B wells, all with IP rates exceeding initial internal projections, amongst the highest IP rates per 1,000 ft. of lateral length in the Delaware Basin. The Company is currently in the process of completing and flow testing five wells, including one in the eastern acreage and one in the Wolfcamp XY. The Company is also currently drilling two wells, including one Wolfcamp XY and one in the Eastern portion of our acreage. The Company’s approved 2018 D&C budget includes plans to drill the following benches: Wolfcamp B, Wolfcamp A, Wolfcamp XY, and Bone Spring.

Zone	Est. Gross Well Count
Wolfcamp A	4 - 6 wells
Wolfcamp B	4 wells
Wolfcamp XY	2 - 4 wells
Bone Springs	3 wells

Completion Operations:

•	Grizzly #2H (Wolfcamp B)

o	Well reached a total depth of 17,260’. Total treatable lateral is 4,985 ft.
o	On well test

•	Lion #3H (Wolfcamp B)
o	Well reached a total depth of 17,291’. Total treatable lateral is 5,025 ft.
o	On well test

•	AG Hill #1H (Wolfcamp B - Eastern Acreage)
o	Well reached a total depth of 17,155’. Total treatable lateral is 4,487 ft.
o	Completion operations underway

•	Meerkat #1H (Wolfcamp XY)
o	Well reached a total depth of 16,590’. Total treatable lateral is 4,631 ft.
o	Completion operations underway

•	Hippo #2H (Wolfcamp B)
o	Well reached a total depth of 17,126’. Total treatable lateral is 4,497 ft.
o	Completion operations underway

•	Antelope #1H (2nd Bone Spring)
o	Well reached a total depth of 17,065’. Total treatable lateral is 5,693 ft.
o	Waiting on completion

Drilling Operations:

•	Howell #1H (Wolfcamp XY - Eastern Acreage)
o	Well was spud on January 25, 2018.
o	TVD expected of 12,158 feet and total treatable lateral of 4,400 ft.

•	Wildhog #2H (Wolfcamp XY)
o	Well was spud on January 21, 2018. Well at total depth of 16,659 ft.
o	TVD expected of 12,006 feet and total treatable lateral of 4,400 ft.

Financial & Liquidity Update

The Company remains fully capitalized with sufficient capital to execute on its drilling and completion program in 2018 and beyond.

On January 31, 2018, the Company closed on a new $50 million first lien term loan with Riverstone Credit Partners, L.P. , which was funded in full at closing. The Company used approximately $31.5 million of the proceeds received at closing to repay and retire its existing first lien credit facility and will have approximately $18 million of proceeds and additional availability under the new facility. The new credit facility may have additional availability of up to an additional $30 million, which was uncommitted at closing.

Also, on January 31, 2018, the Company agreed to issue $100 million of newly created Perpetual Preferred Stock to Varde Partners. The Preferred Stock will pay quarterly dividends at a rate of 9.75% per annum PIK’d and holds a conversion price of $6.15. In addition, the Company has optional redemption and forced conversion features. The Preferred Stock will fund the cash portion of the recently announced acquisition, as well as a portion of the Company’s 2018 drilling program.

Gas Gathering, Gas Processing, and Purchase Agreement

On August 10, 2017, the Company entered into a long-term gas gathering, processing and purchase agreement to support its active drilling program in the Delaware Basin. The midstream provider will receive, gather and process the Company’s committed gas production from certain production areas located in Lea County, New Mexico and in Loving and Winkler Counties, Texas. The agreement will allow for superior take away capacity from the Company’s Delaware Basin assets by providing full capacity for gas sales and an uplift in pricing through NGL realizations.

During the fourth quarter of 2017 and the first quarter of 2018, production was significantly impacted by natural gas pipeline take-away limitations on production volumes. The Company is implementing a substantially improved midstream solution, that is expected to resolve all production capacity issues. The Company expects full operational capabilities from the new midstream system in March 2018. In addition, the Company expects to achieve an uplift in pricing and volumes for its exisiting NGL production with the new system and agreement. Natural gas flare permits have also been secured to maximize oil production during the construction and transition time prior to the system becoming 100% operational. As a result of this temporary flaring when necessary, any casing head gas and NGL’s that will be flared are not being accounted for in production sales volumes during this transitional period.

Reserve Profile Update

Over the course of 2017, Lilis increased its proved reserves by over 950%. The Company’s year-end 2017 proved reserves of 11,453 MBOE consisted of 4,275 MBOE proved developed producing reserves and 7,178 MBOE proved undeveloped reserves. For 2017, crude oil reserves increased 6,621 MBbls while NGL reserves increased 1,601 MBbls from 2016. At December 31, 2017, the Company’s proved natural gas reserves increased 12,188 MMcf to 16,060 MMcf, compared to 3,872 MMcf at December 31, 2016. The year-end 2017 reserve report was prepared by the Company and reviewd by Cawley, Gillespie & Associates.

Hedging Update

The Company has recently initiated an active program to hedge near-term production pursuant to targets set relative to its year-end 2017 reserve report. The Company is currently a party to NYMEX hedges on an average of 2,200 barrels per day of expected oil production between March 1, 2018 through June 30, 2018. The Company has also hedged an average of approximately 1,460 barrels per day of expected oil production between July 1, 2018 through December 31, 2018. The Company will review additional hedging as production increases and market conditions warrant.

Appendix

Highlights of Lilis Well Results are as follows:

•	The Lion #1H IP30 rate 1,264 BOE/D – 68% Liquids
•	The Lion #1H IP60 rate 1,023 BOE/D – 67% Liquids
•	The Lion #1H IP90 rate of 831 BOE/D – 67% Liquids

The Lion #1H was turned to sales on June 26, 2017 and had a 24-hour rate of 1,530 BOE/D (69% liquids) or 380 BOE/D per 1,000 lateral ft.

•	The Wildhog BWX State Com #1H IP30 rate 839 BOE/D – 83% Liquids
•	The Wildhog BWX State Com #1H IP60 rate 789 BOE/D – 81% Liquids
•	The Wildhog BWX State Com #1H IP90 rate of 728 BOE/D – 81% Liquids

The Wildhog BWX State Com #1H was turned to sales on August 18, 2017 and had a 24-hour rate of 997 BOE/D (86% liquids) or 219 BOE/D per 1,000 lateral ft.

•	The Prizehog BWZ State Com #1H IP30 rate 919 BOE/D – 87% Liquids
•	The Prizehog BWZ State Com #1H IP60 rate 826 BOE/D – 87% Liquids
•	The Prizehog BWZ State Com #1H IP90 rate of 772 BOE/D – 86% Liquids

The Prizehog BWZ State Com #1H was turned to sales on 10/11/17 and had a 24-hour rate of 1,127 BOE/D (89% liquids) or 239 BOE/D per 1,000 lateral ft.

•	The Tiger #1H IP30 rate 1,264 BOE/D –71 % Liquids
•	The Tiger #1H IP60 rate 1,208 BOE/D – 70% Liquids

The Tiger #1H was turned to sales on 10/31/17 and had a 24-hour rate of 1,803 BOE/D (89% liquids) or 439 BOE/D per 1,000 lateral ft.

•	The Kudu #2H IP24 hr. rate 1,475 BOE/D –75 % Liquids

The Kudu #2H was turned to sales on 12/26/17 and had a 24-hour rate of 1,475 BOE/D (75% liquids) or 299 BOE/D per 1,000 lateral ft.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Upon closing of the announced acquisition, the Company’s total net acreage in the Permian Basin is over 19,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and to pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule and the timely completion of construction and hook-up of our new midstream provider’s midstream system to provide additional take-away capacity

Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31